UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2009

Ibis Technology Corporation

(Exact name of Registrant as Specified in its Charter)

Massachusetts	000-26824	04-2987600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Cherry Hill Drive

Danvers, Massachusetts  01923

(Address of Principal Executive Offices)

(978) 777-4247

 (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 13, 2009, as contemplated by the plan of complete liquidation and dissolution previously approved by the Board of Directors and requisite stockholders of Ibis Technology Corporation (the “Company”), the Company filed Articles of Voluntary Dissolution (the “Articles”) with the Secretary of the Commonwealth of Massachusetts.  The Articles, which became effective upon filing, provide for the dissolution of the Company under the Massachusetts Business Corporations Act.  For more detail concerning the filing of the Articles, please see the Company’s definitive proxy statement, as filed with the Securities and Exchange Commission on November 25, 2008.

In connection with the filing of the Articles, the Company announced that the Board of Directors declared a liquidating distribution of $0.07 per share on each outstanding share of the Company’s common stock, payable to stockholders of record of the Company’s common stock as of the close of business on February 23, 2009.  This distribution is expected to be made on or about February 25, 2009.

The Company also announced that effective as of the close of business on February 23, 2009, the Company will close its stock transfer books and discontinue recording transfers of shares of its common stock, except for transfers by will, intestate succession or operation of law.

The Company announced the filing of the Articles and the record date for the liquidating distribution in a press release issued on February 13, 2009, a copy of which is attached hereto as Exhibit 99.1.  The Articles are attached hereto as Exhibit 4.1 and are incorporated herein by reference.  The description of the Articles contained in this Current Report on Form 8-K is qualified in its entirety by such document.

Item 9.01.  Financial Statements and Exhibits

      (d) Exhibits.

Exhibit No.	Description

4.1	Articles of Voluntary Dissolution, as filed by the Company with the Secretary of the Commonwealth of Massachusetts on February 13, 2009.

99.1	Press Release dated February 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2009	IBIS TECHNOLOGY CORPORATION

	By:	/s/ William J. Schmidt
	Name:	William J. Schmidt
	Title:	Chief Financial Officer